-------                                                                                  ---------------------------------------
FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION             OMB Number:                3235-0287
-------                                           Washington D.C.  20549                   Expires:              April 30, 1997
                                                                                           Estimated average burden
[  ] Check this box if               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP          hours per response.................3
     no longer Subject                                                                   ---------------------------------------
     to Section 16.    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section  17(a) of the Public  Utility  Holding  Company
                                  Act of 1935 or Section 30(f) of the Investment
                                  Company Act 1940
- ------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|  Rosenfeld      Michael                |  EduLink, Inc. -- MYIQ                      |                                       |
|----------------------------------------|---------------------------------------------| _X_ Director       _X_ Owner          |
|   (Last)        (First)        (MI)    |3.IRS or Soc. Sec. No.|4.Statement for Month/|                                       |
|                                        |  of Reporting Person |  Year                | _X_ Officer (give  ___ Other          |
|                                        |  (Voluntary)         |                      |       title below)     (Specify below)|
|  450 North Roxburg Drive, Suite 602    |                      |        July 2000     |                                       |
|                                        |                      |                      |       Chief Executive Officer         |
|----------------------------------------|                      |----------------------|---------------------------------------|
|          (Street)                      |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
| Beverly Hills,        CA        90210  |                      |                      | _X_ Form filed by One Reporting Person|
|                                        |                      |                      |                                       |
|                                        |                      |                      | ___ Form filed by More than One       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|  (City)            (State)     (Zip)                                                                                         |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or    |5.Amount of    |6.       |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)             |  Securities   |Ownership|  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)           |  Beneficially |Form Dir.|  Beneficial   |
|                            |             |     |    |               |    |         |  Owned at End |(D) or   |  Ownership    |
|                            |             |     |    |               |(A) |         |  of Month     |Ind. (I) |  (Instr. 4)   |
|                            |             |Code | V  |     Amount    |(D) |  Price  |  (Instr. 3&4) |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                                                                                                                              |
|                            |             |     |    |               |    |         |               |         |               |
| Common Stock               |             |     |    |               |    |         |  114,924,700  |    D    |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
- ------------------------------------------------------------------------------------------------------------------------------

Reminder: Report of a separate line for each class securities owned directly or indirectly.

FORM                              4 (continued) TABLE II - Derivative Securities
                                  Acquired,  Disposed of, or Beneficially  Owned
                                  (e.g.,   puts,   calls,   warrants,   options,
                                  covertible security)
- -----------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|saction  |  Derivative     |Exercisable|  or Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  | (A) |   (D)     |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|-----|-----------|-----|-----|----------|----------|----------|----------|----|----------|
| Warrants   $.0022   7/14/   G             25,729,412  8/15/ 8/14/  Common    25,729,412   0        31,447,058  D
|          |per share| 00  |    |    |     |           | 97  | 04  | Stock    |          |          |          |    |          |
|----------|---------|-----|----|----|-----|-----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |     |           |     |     |          |          |          |          |    |          |
|          |         |     |    |    |     |           |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|-----|-----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |     |           |     |     |          |          |          |          |    |          |
|          |         |     |    |    |     |           |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|-----|-----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |     |           |     |     |          |          |          |          |    |          |
|          |         |     |    |    |     |           |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|-----|-----------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:

                                     /s/ Michael Rosenfeld             7/26/00
                                     ------------------------------- ----------
                                     **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.